Exhibit 99.1

NEWS RELEASE

Albany International Announces Capacity Consolidation in France to Maintain Competitiveness of its Global PMC/EF Business

Rochester, New Hampshire, February 23, 2012 – Albany International Corp. (NYSE:AIN) announced today that its subsidiary, Albany International France S.A., has initiated consultation with the employee works council in France regarding a proposal to cease operations at the Company’s engineered fabrics production facility in St. Junien. Under the proposal, production of engineered fabrics would be transferred to the Company’s Sélestat, France, manufacturing operation. Consultation will be completed in accordance with applicable French legislation.

The proposed action at St. Junien in no way reflects on the performance of the affected employees, but is driven by existing and anticipated market conditions.

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About Albany International

Albany International is a global advanced textiles and materials processing company, with two core businesses. Process Machine Clothing is the world’s leading producer of custom-designed fabrics and belts essential to production in the paper, nonwovens, and other process industries. Albany Engineered Composites is a rapidly growing supplier of highly engineered composite parts for the aerospace industry. In addition, the Company’s PrimaLoft® Products is a supplier of high-performance insulation materials for outerwear and home furnishings. Albany International is headquartered in Rochester, New Hampshire, operates 18 plants in 11 countries, employs 4,300 people worldwide, and is listed on the New York Stock Exchange (Symbol AIN). Additional information about the Company and its products and services can be found at www.albint.com.

Albany International Corp.

216 Airport Dr.

Rochester, NH 03867 USA

www.albint.com

Contacts

Investors

John Cozzolino

518-445-2281

john.cozzolino@albint.com

Media

Susan Siegel

603-330-5850

susan.siegel@albint.com